Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NEW AMERICA ACQUISITION I CORP.

JULY 1, 2025

America First Acquisition I Corp., a corporation organized and existing under the laws of the State of Florida (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “New America Acquisition I Corp.”. The original articles of incorporation of the Corporation were filed with the Florida Department of State on May 28, 2025 (the “Original Articles”).

2. These Amended and Restated Articles of Incorporation (these “Amended and Restated Articles”), which both restates and amends the provisions of the Original Articles, were duly adopted in accordance with Sections 607.0120, 607.0202 and 607.1007 of the Florida Business Corporation Act, as amended from time to time (the “FBCA”).

3. These Amended and Restated Articles shall become effective on the date of filing with the Florida Department of State.

4. The text of the Original Articles is hereby restated and amended in its entirety to read as follows:

The undersigned, for the purposes of forming a corporation under the laws of the State of Florida, does make, file and record these Articles of Incorporation, and does hereby certify as follows:

FIRST. The name of the corporation is New America Acquisition I Corp. (the “Corporation”).

SECOND. The address of the Corporation’s principal office is 10 E. 53rd St. Suite 3001 New York, NY 10022.

THIRD. The address of the Corporation’s registered office in the State of Florida is 1200 South Pine Island Road Plantation, FL 33324. The name of its registered agent at such address is C T Corporation System.

FOURTH. The purpose of the Corporation is to engage in any and all lawful business or activity for which corporations may be organized under the Florida Business Corporation Act, as amended from time to time (the “FBCA”).

FIFTH. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation shall have authority to issue is 560,000,000, of which (a) 550,000,000 shares shall be common stock, including (i) 500,000,000 shares of Class A common stock (the “Class A Common Stock”), (ii) 50,000,000 shares of Class B common stock (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”) and (b) 10,000,000 shares shall be preferred stock (the “Preferred Stock”).

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) without shareholder approval and as may be permitted by the FBCA.

B. Common Stock.

(i) Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power.

(ii) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the shareholders on which the holders of the Common Stock are entitled to vote.

(iii) Shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one- for-one basis (the “Initial Conversion Ratio”) and shall automatically convert into Class A Common Stock at the time of the closing of the Business Combination (as defined below).

(iv) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Corporation’s initial public offering, if any, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the Corporation’s initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”) at a ratio for which:

(x) the numerator shall be equal to the sum of (A) 25% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any equity-linked securities or otherwise) by the Corporation, related to or in connection with the consummation of the Business Combination (excluding any securities issued or issuable to any seller in the Business Combination) plus (B) the number of shares of Class B Common Stock issued and outstanding prior to the closing of the Business Combination; and

(y) the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the Business Combination.

Notwithstanding anything to the contrary contained herein, in no event may the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section B of Article Fifth. The pro rata share for each shareholder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Article, and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

SIXTH. The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address

Caroline M. Kruk	2050 M St NW, Washington, DC 20036

SEVENTH. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

A. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the by-laws of the Corporation. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the shareholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the shareholders or at any meeting of the shareholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by votes cast favoring the action exceeding votes cast opposing the action (unless applicable law, the FBCA or applicable stock exchange rules requires a greater number of affirmative votes and provided that a lawful quorum of shareholders is met), shall be as valid and binding upon the Corporation and upon all the shareholders as though it had been approved or ratified by every shareholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Florida, of these Articles of Incorporation, and to any by-laws from time to time made by the shareholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

EIGHTH. The shareholders of this Corporation may only call a special meeting of shareholders if the holders of at least 25% of all of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to this Corporation’s secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

NINTH. A. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 607.0834 of the FBCA, or (iv) for any transaction from which the director derived an improper personal benefit. If the FBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the FBCA, as so amended. Any repeal or modification of this Section A of Article Eighth by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Sections 607.0851 and 607.0852 of the FBCA, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of a signed written undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby and under the FBCA. Any indemnification or advancement of expenses provided by, or granted pursuant to, Section 607.0851 or 607.0852 of the FBCA or this Section B of Article Eighth shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement or resolution adopted by the Board.

TENTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Florida may, on the application in a summary way of this Corporation or of any creditor or shareholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 607.1432 of the FBCA or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 607.1432 of the FBCA, order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, New America Acquisition I Corp. has caused these Amended and Restated Articles to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

NEW AMERICA ACQUISITION I CORP.

By:	/s/ Kevin McGurn
Name:	Kevin McGurn
Title:	Managing Member

Acceptance of Registered Agent

Having been named to accept service of process for New America Acquisition I Corp., at the place designated in the Articles of Incorporation, the undersigned is familiar with and accepts the obligations of that position pursuant to Section 607.0501(3) of the FBCA.

CT Corporation System

		By:	/s/ Devin Randolph
		Name:	Devin Randolph
		Title:	Assistant Secretary

Date:	07/01/2025